Exhibit 10.8

EXECUTION VERSION

SEVENTH AMENDMENT

Dated as of February 14, 2022

to

REVOLVING CREDIT AGREEMENT

Dated as of February 22, 2018

This SEVENTH AMENDMENT TO REVOLVING CREDIT AGREEMENT (this “Amendment”), dated as of February 14, 2022, is entered into by and among Goldman Sachs Renewable Power Operating Company LLC (the “Borrower”), Goldman Sachs Renewable Power LLC (the “Guarantor”), HSBC Bank USA, National Association, as the administrative agent under the Credit Agreement (as defined below) (in such capacity, the “Administrative Agent”), letter of credit issuer (the “Letter of Credit Issuer”) and a lender, and the lenders identified on the signature pages hereto (each, a “Lender” and collectively, the “Lenders”).

RECITALS

A. The parties hereto have entered into that certain Revolving Credit Agreement, dated as of February 22, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

B. The Credit Parties have requested that the Administrative Agent and the Lenders, as applicable, agree to certain modifications to the Credit Agreement and each have agreed to the requested modifications on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Definitions. All capitalized terms not otherwise defined herein are used as defined in the Credit Agreement or the Pledge, as applicable.

SECTION 2. Amendments to the Credit Agreement. Effective as of the Effective Date (as defined below), the Credit Agreement is hereby amended as follows:

2.1. The Credit Agreement and certain schedules thereto are hereby amended as set forth on Annex A attached hereto. Language being inserted into the applicable section of the Credit Agreement is evidenced by bold and underline formatting. Language being deleted from the applicable section of the Credit Agreement is evidenced by strike-through formatting.

SECTION 3. Conditions Precedent to Closing. Section 2 hereof shall become effective on the date (the “Effective Date”) when the Administrative Agent shall have received:

3.1. a counterpart (or counterparts) of this Amendment, executed and delivered by each of the parties hereto;

3.2. the Fee Letter executed in connection with this Amendment, duly executed and delivered by the parties thereto;

3.3. certified resolutions of each Credit Party, authorizing its entry into the transactions contemplated herein and in each other Loan Document executed on the date hereof to which it is a party;

3.4. a favorable written opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, counsel to the Credit Parties, in form and substance reasonably acceptable to the Administrative Agent;

3.5. true and complete copies of the Constituent Documents of each Credit Party, together with certificates of existence, incorporation or registration (as applicable) and good standing of each Credit Party, in each case as in effect on the date hereof and in form and substance satisfactory to the Administrative Agent in its sole discretion or a certification that there has been no change to such Constituent Documents since the Closing Date; and

3.6. payment of all fees and other amounts due and payable on or prior to the date hereof, and, to the extent invoiced at least two (2) Business Days prior to the date hereof, reimbursement or payment of all reasonable expenses required to be reimbursed or paid by the Borrower under the Credit Agreement, including, without limitation, the reasonable fees and disbursements invoiced through the date hereof of the Administrative Agent’s special counsel, Cadwalader, Wickersham & Taft LLP.

SECTION 4. Miscellaneous.

4.1. Amendment is a “Loan Document”. This Amendment is a Loan Document and all references to a “Loan Document” in the Credit Agreement and the other Loan Documents (including, without limitation, all such references in the representations and warranties in the Credit Agreement and the other Loan Documents) shall be deemed to include this Amendment.

4.2. References to the Credit Agreement. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the Credit Agreement as amended hereby, and each reference to the Credit Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.

4.3. Representations and Warranties. Each Credit Party hereby represents and warrants that (i) this Amendment is the legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, subject to Debtor Relief Laws and general equitable principles (whether considered a proceeding in equity or at law), (ii) no Event of Default, or to the knowledge of any Borrower, a Default has occurred and is continuing and (iii) the representations and warranties set forth in the Credit Agreement and in the other Loan Documents are true and correct in all material respects on and as of the Effective Date with the same force and effect as if made on and as of the Effective Date (except to the extent of changes in facts or circumstances that have been disclosed to the Lenders in writing and do not constitute an Event of Default or to the extent such representations and warranties relate to an earlier or other specific date).

4.4. Reaffirmation of Obligations. Each Credit Party (a) acknowledges and consents to all of the terms and conditions of this Amendment, (b) affirms all of its obligations under the Loan Documents, and (c) agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge such Credit Party’s obligations under the Loan Documents.

4.5. Reaffirmation of Security Interests. Each Credit Party (a) affirms that each of the Liens granted in or pursuant to the Loan Documents are valid and subsisting, and (b) agrees that this Amendment and all documents executed in connection herewith shall in no manner impair or otherwise adversely affect any of the Liens granted in or pursuant to the Loan Documents.

4.6. No Other Changes. Except as specifically amended by this Amendment, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

4.7. No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Agent or any Lender under the Credit Agreement or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, except as specifically set forth herein.

4.8. Governing Law. This Amendment and the rights and obligations of the parties under this Amendment shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

4.9. Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns as provided in the Credit Agreement.

4.10. Headings. Section headings in this Amendment are for reference only and shall in no way affect the interpretation of this Amendment.

4.11. Multiple Counterparts. This Amendment may be executed in any number of counterparts (including by facsimile, electronic mail (including .pdf file, .jpeg file or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (other than any DocuSign electronic signature)) or in portable document format), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

BORROWER:

GOLDMAN SACHS RENEWABLE POWER OPERATING COMPANY LLC, a Delaware limited liability company

By: GOLDMAN SACHS RENEWABLE POWER LLC, its managing member

By:	/s/ Brendan McGovern
Name: Brendan McGovern
Title: Authorized Signatory

HSBC - GSRP

Seventh Amendment to Revolving Credit Agreement

GUARANTOR:

GOLDMAN SACHS RENEWABLE POWER LLC, a Delaware limited liability company

By:	/s/ Brendan McGovern
Name: Brendan McGovern
Title: Authorized Signatory

HSBC - GSRP

Seventh Amendment to Revolving Credit Agreement

HSBC BANK USA, NATIONAL
ASSOCIATION,
as Letter of Credit Issuer

By:	/s/ J. Cameron Hughes

Name:	J. Cameron Hughes (#20883)
Title:	Senior Vice President

HSBC - GSRP

Seventh Amendment to Revolving Credit Agreement

HSBC BANK USA, NATIONAL
ASSOCIATION,
as a Lender

By:	/s/ J. Cameron Hughes

Name:	J. Cameron Hughes (#20883)
Title:	Senior Vice President

HSBC - GSRP

Seventh Amendment to Revolving Credit Agreement

HSBC BANK USA, NATIONAL
ASSOCIATION, as Administrative Agent

By:	/s/ Diana Vasconez

Name:	Diana Vasconez
Title:	Associate Director

HSBC - GSRP

Seventh Amendment to Revolving Credit Agreement

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Lawrence Beller
Name: Lawrence Beller
Title: Senior Vice President

HSBC - GSRP

Seventh Amendment to Revolving Credit Agreement

BANKUNITED, N.A.,
as a Lender

By:	/s/ Arthur Rhatigan
Name: Arthur Rhatigan
Title: S.V.P.

HSBC - GSRP

Seventh Amendment to Revolving Credit Agreement

MUFG UNION BANK, N.A.,
as a Lender

By:	/s/ John Choi
Name: John Choi
Title: Vice President

HSBC - GSRP

Seventh Amendment to Revolving Credit Agreement

SOCIÉTÉ GÉNÉRALE,
as a Lender

By:	/s/ Nick Mitra
Name: Nick Mitra
Title: Managing Director

HSBC - GSRP

Seventh Amendment to Revolving Credit Agreement

ANNEX A

[ATTACHED]

ANNEX A

TO

~~SIXTH~~SEVENTH AMENDMENT TO REVOLVING CREDIT AGREEMENT

GOLDMAN SACHS RENEWABLE POWER OPERATING COMPANY LLC,

as Borrower

GOLDMAN SACHS RENEWABLE POWER LLC,

as Guarantor

REVOLVING CREDIT AGREEMENT

HSBC BANK USA, NATIONAL ASSOCIATION,

as the Administrative Agent, the Letter of Credit Issuer and a Lender

February 22, 2018

TABLE OF CONTENTS

		Page
SECTION 1.	DEFINITIONS

1.1	Defined Terms	1

1.2	Other Definitional Provisions	~~39~~41

1.3	Times of Day	~~39~~41

1.4	Schedules and Exhibits, Sections	~~39~~41

1.5	References to Agreements, Laws, Etc.	42

1.6	Agency Provisions	~~40~~42

1.7	Interest Rates	~~40~~42

SECTION 2.	REVOLVING CREDIT LOANS

2.1	The Commitment	43

2.2	Revolving Credit Commitment	~~45~~48

2.3	Manner of Borrowing	48

2.4	Minimum Loan Amounts	~~48~~50

2.5	Funding	~~48~~51

2.6	Interest	~~49~~51

2.7	Determination of Rate and Billing	52

2.8	Letters of Credit	52

2.9	Addition of Qualified Borrowers, Payment of the Borrower Guaranty, and Qualified Borrower Letter of Credit Note	~~55~~54

2.10	Use of Proceeds and Borrower Guaranties	~~57~~56

2.11	Unused Commitment Fee	57

2.12	Structuring Fee	~~58~~57

2.13	Extension of Maturity Date	~~58~~57

2.14	Increase in the Maximum Commitment	58

2.15	Letter of Credit Fees	~~60~~59

SECTION 3.	PAYMENT OF OBLIGATIONS

3.1	Revolving Credit Notes	~~60~~59

3.2	Payment of Obligations	60

3.3	Payment of Interest	60

i

3.4	Payments on the Obligations	~~62~~65

3.5	Voluntary Prepayments	65

3.6	Reduction or Early Termination of Commitments	~~63~~62

3.7	Lending Office	~~64~~63

SECTION 4.	TAXES; CHANGE IN CIRCUMSTANCES

4.1	Taxes	~~64~~63

4.2	Illegality	72

4.3	Inability to Determine Rates	~~69~~72

4.4	Increased Cost and Capital Adequacy	74

4.5	Funding Losses	~~71~~74

4.6	Requests for Compensation	75

4.7	Survival	~~72~~75

4.8	Effect of Benchmark Transition Event	~~72~~75

SECTION 5.	SECURITY

5.1	Liens and Security Interest	~~74~~77

5.2	Required Accounts; Investor Capital Calls	~~76~~75

5.3	Lender Offset	79

5.4	Agreement to Deliver Additional Collateral Documents	~~80~~79

5.5	Subordination	80

SECTION 6.	CONDITIONS PRECEDENT TO LENDING

6.1	Obligations of the Lenders	~~81~~80

6.2	Conditions to all Loans	~~84~~83

6.3	Conditions to Qualified Borrower Loans	84

SECTION 7.	REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

7.1	Organization and Good Standing	86

7.2	Authorization and Power	86

7.3	No Conflicts or Consents	~~87~~86

7.4	Enforceable Obligations	~~87~~86

7.5	Priority of Liens	87

7.6	Financial Condition	87

7.7	Full Disclosure	87

7.8	No Default	~~88~~87

7.9	No Litigation	~~88~~87

7.10	Material Adverse Effect	88

7.11	Taxes	88

7.12	ERISA	88

7.13	Compliance with Law	88

7.14	Environmental Matters	~~89~~88

7.15	Investor Information; Investor Capital Commitments and Contributions	~~89~~88

7.16	Fiscal Year	~~90~~89

7.17	Principal Office; Jurisdiction of Formation; Organizational Structure	~~90~~89

7.18	Margin Stock	~~90~~89

7.19	Investment Company Act	90

7.20	No Defenses	90

7.21	Indebtedness	90

7.22	No Withdrawals Without Approval	~~91~~90

7.23	Anti-Money Laundering and Foreign Asset Control Laws	~~91~~90

SECTION 8.	AFFIRMATIVE COVENANTS

8.1	Financial Statements, Reports and Notices	~~92~~91

8.2	Transfers by Existing Investors	~~96~~95

8.3	Payment of Taxes	~~98~~97

8.4	Maintenance of Existence and Rights	~~98~~97

8.5	Notice of Default	~~98~~97

8.6	Other Notices	98

8.7	Compliance with Loan Documents and Constituent Documents	~~99~~98

8.8	Operations	~~99~~98

8.9	Books and Records; Access	99

8.10	Compliance with Law	99

8.11	Insurance	99

8.12	Authorizations and Approvals	99

8.13	Maintenance of Liens	~~100~~99

8.14	Further Assurances	~~100~~99

8.15	Maintenance of Separate Existence	~~100~~99

8.16	Investor Capital Call	100

8.17	Collateral Accounts and Permitted Investments	100

8.18	Covenants of Qualified Borrowers	100

8.19	Solvency	100

8.20	Investor Capital Calls	100

8.21	OFAC Compliance and Investor Procedures	~~101~~100

8.22	IPO	~~101~~100

SECTION 9.

SECTION 9.	NEGATIVE COVENANTS

9.1	Mergers, Etc.	101

9.2	Negative Pledge	101

9.3	Fiscal Year and Accounting Method	101

9.4	Governing Documents and Related Documents	~~102~~101

9.5	Admission of Investors; Transfers of Affiliate Interests; Investor Withdrawals

9.6	Capital Commitments	~~104~~103

9.7	ERISA Compliance	104

9.8	Dissolution	104

9.9	[Reserved.]	104

9.10	Limitations on Distributions	104

9.11	Limitations on Indebtedness	~~105~~104

9.12	Limitation on Withdrawals	105

9.13	Transfers by Credit Parties	105

9.14	Deemed Capital Contributions	105

9.15	Change of Depository Bank or Securities Intermediary	~~106~~105

9.16	Sanctioned Persons, Anti-Bribery	~~106~~105

SECTION 10.	EVENTS OF DEFAULT

10.1	Events of Default	106

10.2	Remedies Upon Event of Default	~~110~~109

10.3	Additional Default Remedies	~~111~~110

10.4	Waivers of Notice, Etc.	~~113~~112

10.5	Curing an Event of Default by Investor Capital Call and Duty to Liquidate Portfolio Investments	113

10.6	Events of Default or Defaults relating to Qualified Borrowers	115

SECTION 11.	AGENCY PROVISIONS

11.1	Appointment and Authorization of Agents	~~116~~115

11.2	Delegation of Duties	~~117~~116

11.3	Exculpatory Provisions	~~117~~116

11.4	Reliance on Communications	118

11.5	Notice of Default	~~119~~118

11.6	Non-Reliance on Agents and Other Lenders	~~119~~118

11.7	Indemnification	119

11.8	Agents in Their Individual Capacity	~~120~~119

11.9	Successor Agent	120

11.10	Reliance by the Credit Parties	121

11.11	Administrative Agent May File Proofs of Claim	121

11.12	Erroneous Payments	127

SECTION 12.	MISCELLANEOUS

12.1	Amendments	~~122~~130

12.2	Sharing of Offsets	~~124~~127

12.3	Sharing of Collateral	~~125~~127

12.4	Waiver	~~125~~128

12.5	Payment of Expenses; Indemnity	~~125~~128

12.6	Notice	~~128~~131

12.7	Governing Law	~~131~~133

12.8	Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury	~~131~~133

12.9	Invalid Provisions	~~131~~134

12.10	Entirety	~~132~~134

12.11	Parties Bound; Assignment	~~132~~134

12.12	Lender Removal/Replacement	~~135~~138

12.13	Maximum Interest	~~136~~139

12.14	Headings	~~136~~139

12.15	Survival	~~137~~139

12.16	Full Recourse	~~137~~139

12.17	Availability of Records; Confidentiality	~~137~~139

12.18	USA Patriot Act Notice	~~138~~141

v

12.19	Multiple Counterparts	~~139~~141

12.20	Joint and Several Liability	~~139~~141

12.21	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~139~~142

SECTION 13.	GUARANTY

13.1	Guaranty of Payment	~~140~~142

13.2	Obligations Unconditional	~~140~~143

13.3	Modifications	~~142~~144

13.4	Waiver of Rights	~~142~~145

13.5	Reinstatement	~~143~~146

13.6	Remedies	~~143~~146

13.7	Subrogation	~~144~~146

13.8	Inducement	~~144~~147

13.9	Several Liability	~~144~~147

13.10	Borrower Information	~~144~~147

13.11	Instrument for the Payment of Money	~~145~~147

SCHEDULES

SCHEDULE I:	Credit Party Information
SCHEDULE II:	Lender Commitments
SCHEDULE III:	Responsible Officers

EXHIBITS

EXHIBIT A:	Schedule of Investors / Form of Borrowing Base Certificate
EXHIBIT B:	Form of Note
EXHIBIT C:	Form of Security Agreement
EXHIBIT D:	Form of Pledge of Collateral Account
EXHIBIT E:	Form of Request for Borrowing
EXHIBIT F:	Form of Rollover / Conversion Notice
EXHIBIT G:	Form of Assignment and Acceptance Agreement
EXHIBIT H:	Form of Qualified Borrower Promissory Note
EXHIBIT I:	Form of Borrower Guaranty
EXHIBIT J:	Form of Responsible Officer’s Certificate
EXHIBIT K:	Form of Subscription Agreement
EXHIBIT L:	Form of Extension Request
EXHIBIT M:	Form of U.S. Tax Compliance Certificates
EXHIBIT N:	Form of Facility Increase Request
EXHIBIT O:	Form of Lender Joinder Agreement
EXHIBIT P:	Form of Request for Letter of Credit
EXHIBIT Q:	Form of Qualified Borrower Letter of Credit Note

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT (this “Credit Agreement”) is dated as of February 22, 2018, by and among GOLDMAN SACHS RENEWABLE POWER OPERATING COMPANY LLC, a Delaware limited liability company, as borrower (the “Primary Borrower”; and together with any Qualified Borrowers becoming a party hereto, in each case, as set forth on Schedule I (or any updated version delivered in accordance with the terms hereof), the “Borrowers” and each, a “Borrower”), GOLDMAN SACHS RENEWABLE POWER LLC, a Delaware limited liability company, as guarantor (the “Guarantor”), HSBC BANK USA, NATIONAL ASSOCIATION (“HSBC”), as the Administrative Agent (as hereinafter defined) for the Secured Parties, the Letter of Credit Issuer and as a Lender, and each of the other Persons from time to time party hereto as Lenders (each capitalized term not defined is defined below).

RECITALS:

A. The Borrowers have requested that the Lenders provide credit to the Borrowers in the form of revolving loans and causing the issuance of letters of credit on the terms and conditions set forth herein; and

B. The Lenders are willing to make Loans (as hereinafter defined) and to cause the issuance of letters of credit upon the terms and subject to the conditions set forth in this Credit Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

Section 1. DEFINITIONS

1.1 Defined Terms. For the purposes of this Credit Agreement, unless otherwise expressly defined, the following terms shall have the respective meanings assigned to them in this Section 1.1 or in the section or recital referred to:

“Adequately Capitalized” means compliance with the capital standards for bank holding companies as described in the Bank Holding Company Act of 1956, as amended, and regulations promulgated thereunder.

“Adjusted ~~LIBOR Rate” means, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to: (a) the quotient obtained by dividing: (i) the LIBOR Rate (or, if applicable, Benchmark Replacement) for such LIBOR Rate Loan for such Interest Period; by (ii) one (1) minus the LIBOR Reserve Requirement for such LIBOR Rate Loan for such Interest Period; plus (b) the Applicable Margin.~~Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than zero (0), then Adjusted Term SOFR shall be deemed to be zero (0).

“Administrative Agent” means HSBC, until the appointment of a successor “Administrative Agent” pursuant to Section 11.9 and, thereafter, shall mean such successor Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Party” means any Lender or Letter of Credit Issuer.

“Affiliate” of any Person means any other Person that, directly or indirectly, controls or is controlled by, or is under common control with, such Person. For the purpose of this definition, “control” and the correlative meanings of the terms “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares or partnership interests or by contract or otherwise.

“Agent-Related Person” is defined in Section 11.3.

“Agents” means, collectively, the Administrative Agent, the Letter of Credit Issuer and any successors and assigns in such capacities.

“Alternate Base Rate” means the greatest of: (i) ~~the~~ Adjusted ~~LIBOR Rate~~Term SOFR plus one hundred fifty basis points (1.50%) plus the Applicable Margin, (ii) the Prime Rate plus the Applicable Margin and (iii) the Federal Funds Rate plus fifty basis points (0.50%) plus the Applicable Margin.

“Alternate Base Rate Conversion Date” is defined in Section 2.3(i).

“Alternate Base Rate Loan” means a Loan made hereunder with respect to which the interest rate is calculated by reference to the Alternate Base Rate.

“Annual Valuation Period” means, with respect to each Borrower and the Guarantor that qualifies as an Operating Company, the “annual valuation period” for such Borrower or the Guarantor, as defined in 29 C.F.R. §2510.3-101(d)(5), as determined by designation of such Borrower’s or Guarantor’s general partner, managing member or other similar managing fiduciary.

“Anticipated Expenses” any amounts which are necessary (x) to satisfy commitments or other arrangements of the Borrowers to purchase Portfolio Investments or Portfolio Investment Vehicles, (y) to satisfy obligations under Swap Agreements (including any applicable requirements to post collateral) or to satisfy any obligations then due and payable arising under any Indebtedness permitted to be incurred pursuant to Section 9.11, to the extent such commitments or obligations were entered into prior to the Responsible Officer of the Primary Borrower becoming aware of the requirement to make the applicable prepayment required under Section 2.1(e) or other applicable payment under this Credit Agreement, or (z) to pay other documented Borrower Expenses then due and payable.

2

Notwithstanding the foregoing, an Investor which does not have any Rating shall be deemed to meet the Rating requirements set forth above which are applicable to it, to the extent that the Administrative Agent and the Required Lenders determine, based upon their internal rating methodology, that such Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, as applicable) is of a credit quality which is at lease equivalent to the Ratings set forth above applicable to it.

“Assignee” is defined in Section 12.11(d).

“Assignment and Acceptance Agreement” means the agreement contemplated by Section 12.11(d), pursuant to which any Lender assigns all or any portion of its rights and obligations hereunder, which agreement shall be substantially in the form of Exhibit G attached hereto.

“Available Commitment” means, at any time of determination, the lesser of (a) the Maximum Commitment, (b) the Borrowing Base and (c) the maximum amount the applicable Borrower is permitted to borrow in accordance with its Constituent Document and applicable Laws.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark ~~or payment period for interest calculated with reference to such Benchmark, as applicable,~~(or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Credit Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to ~~clause (d) of~~ Section 4.8.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by an applicable Resolution Authority (or other applicable authority) in respect of any liability of an Affected Financial Institution (or other applicable institution).

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Holding Company” means a “bank holding company” as defined in Section 2(a) of the Bank Holding Company Act of 1956, as amended from time to time and any successor statute or statutes, or a non-bank subsidiary of such bank holding company.

“Benchmark” means, initially, the ~~LIBOR~~Term SOFR Reference Rate; provided that if a Benchmark Transition Event ~~or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have~~has occurred with respect to the ~~LIBOR~~Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to ~~clause (a) of~~ Section 4.8.

“Benchmark Replacement” means, ~~for any Available Tenor~~with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the sum of~~:~~ (~~a~~i) ~~Term~~Daily Simple SOFR and (~~b~~ii) the related Benchmark Replacement Adjustment; or

(2) the sum of: (~~a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment; (3) the sum of: (a~~i) the alternate benchmark rate that has been selected by the Administrative Agent and the ~~Borrowers as the replacement for the then-current Benchmark for the applicable Corresponding Tenor~~Borrower giving due consideration to (~~i~~A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (~~ii~~B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement ~~for~~to the then-current Benchmark for Dollar-denominated syndicated credit facilities ~~at such time~~ and (~~b~~ii) the related Benchmark Replacement Adjustment~~;~~.

provided that, ~~in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If~~if the Benchmark Replacement as determined pursuant to clause (1~~), (2~~) or (~~3~~2) above would be less than ~~the Floor~~zero (0), the Benchmark Replacement will be deemed to be ~~the Floor~~zero (0) for the purposes of this Credit Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then -current Benchmark with an Unadjusted Benchmark Replacement ~~for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:~~

~~(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:~~

~~(a)~~, the spread adjustment, or method for calculating or determining ~~such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;~~

~~(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and (2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers for the applicable Corresponding Tenor~~ such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (~~i~~a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body ~~on the applicable Benchmark Replacement Date or (ii~~or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities~~;~~

~~provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.”Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent and the Borrower decide may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent and the Borrower determine is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents).~~

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof)~~;~~ ..

~~(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or~~

~~(3) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders and the Borrower, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election~~ is provided to the Lenders, ~~written notice of objection to such Early Opt-in Election from the Borrower or the Lenders comprising the Required Lenders.~~

For the avoidance of doubt, ~~(i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii)~~ the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1~~) or (2~~) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof)~~; or~~ .

~~3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.~~

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date ~~pursuant to clauses (1) or (2) of that definition~~ has occurred if, at such time, no Benchmark Replacement has replaced the then- current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.8 and (y) ending at the time that a Benchmark Replacement has replaced the then- current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.8.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” is defined in the first paragraph hereof.

“Borrower Expense” means any operating expense of any Borrower or the Guarantor incurred in the ordinary course of such Borrower’s or Guarantor’s activities pursuant to and in compliance with its Governing Documents and this Credit Agreement.

“Borrower Guaranty” and “Borrower Guaranties” are defined in Section 2.9(c).

“Borrower Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement of the Primary Borrower dated as of February 9, 2018.

“Borrower Party” is defined in Section 11.1(a).

“Borrowing “ means a disbursement made by the Lenders of any of the proceeds of one or more Loans, and “Borrowings” means the plural thereof.

“Borrowing Base” means, on any date of determination, the sum of (a) ninety percent (90%) of the aggregate Unfunded Capital Commitments of the Included Investors that are Rated Included Investors and Non-Rated Included Investors, in each case as such Unfunded Capital Commitments are first reduced by the excess of such Unfunded Capital Commitments that are greater than the applicable Concentration Limits for such Included Investors that are Rated Included Investors and Non-Rated Included Investors, (b) sixty-five percent (65%) of the aggregate Unfunded Capital Commitments of the Designated Investors, in each case as such Unfunded Capital Commitments are first reduced by the excess of such Unfunded Capital Commitments that are greater than the applicable Concentration Limits for such Designated Investors and (c) the applicable PWM Advance Rate Percent at such time of the aggregate Unfunded Capital Commitments of the Included Investors that are PWM Investors, in each case as such Unfunded Capital Commitments are first reduced by the excess of such Unfunded Capital Commitments that are greater than the applicable Concentration Limits for such PWM Investors. For the avoidance of doubt, the Unfunded Capital Commitments of an Excluded Investor shall be excluded from the Borrowing Base until such time as such Investor becomes or is restored as an Included Investor.

“Borrowing Base Certificate” means the certificate (with attached spreadsheet setting forth the calculation of the Available Commitment) substantially in the form of Exhibit A.

“Business Day” means any day of the year except: (a) a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law to close; and (b) if such day relates to any interest rate settings as to a ~~LIBOR Rate Loan, any fundings, disbursements, settlements and payments in respect of any LIBOR Rate Loan, or any other dealings to be carried out pursuant to this Credit Agreement in respect of any such LIBOR Rate Loan (or any Alternate Base Rate Loan as to which the interest rate is determined by reference to LIBOR), any day on which dealings in Dollars are not conducted~~ by and between banks in the ~~London interbank Eurodollar market~~Loan bearing interest at the Term SOFR rate, any day that is a U.S. Government Securities Business Day.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with Generally Accepted Accounting Principles, is or should be accounted for as a capital lease on the balance sheet of that Person and the amount of such obligation shall be the capitalized amount thereof determined in accordance with Generally Accepted Accounting Principles.

“Cash Collateral Account” means each deposit account held at the Administrative Agent for the purposes of holding Cash Collateral that is subject to an account control agreement or pledge, as applicable, in form and substance reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuer.

“Cash Collateralize” means, to deposit in a Cash Collateral Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Letter of Credit Issuer or the Lenders, as collateral for the Letter of Credit Liability or obligations of the Lenders to fund participations in respect of the Letter of Credit Liability, cash or deposit account balances, in a segregated interest-bearing account (with any interest earned thereon to be paid to the applicable Borrowers when no Event of Default has occurred and is continuing, and to the reduction of the Obligations in accordance with Section 3.4 hereof during the continuance of any Event of Default) or, if the Administrative Agent and the Letter of Credit Issuer shall agree, in their sole discretion, other credit support, in each case pursuant to a Cash Collateral Account or other documentation in form and substance reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuer. “Cash Collateral” and “Cash

PWM Investors shall only be applicable so long as no Institutional Investor has become an Included Investor.

“Confidential Information” means, at any time, all data, reports, interpretations, forecasts and records containing or otherwise reflecting information concerning the Credit Parties or Investors, together with analyses, compilations, studies or other documents, which contain or otherwise reflect such information made available by or on behalf of the Credit Parties to this Credit Agreement orally or in writing to any Agent or Lender or their respective attorneys, certified public accountants or agents, including, but not limited to, all information disclosed or identified in connection with Section 2.10(b), but shall not include any data or information that: (a) was or became generally available to the public at or prior to such time (unless divulged by such Agent or Lender or such Agent’s or Lender’s respective attorneys, certified public accountants or agents); or (b) was or became available to an Agent or a Lender on a non-confidential basis from the Credit Parties or any other source not bound by confidentiality obligations to any Credit Parties at or prior to such time.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 4.8 and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, for any Person, its constituent or organizational documents and any governmental or other filings related thereto, including: (a) in the case of any limited partnership, exempted limited partnership, joint venture, trust or other form of business entity, the limited partnership agreement, joint venture agreement, articles of association or other applicable agreement of formation and any agreement, instrument, filing, statement or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state or jurisdiction of its formation; (b) in the case of any limited liability company, the articles of formation, limited liability company agreement and/or operating agreement for such Person; and (c) in the case of a corporation or an exempted company the certificate or articles of incorporation or association and the bylaws for such Person, in each such case as it may be restated, modified, amended or supplemented from time to time.

“Continue”, “Continuation”, and “Continued” shall refer to the continuation pursuant to a Rollover of a ~~LIBOR Rate~~SOFR Loan from one Interest Period to the next Interest Period.

“Control Agreement” means (i) each deposit or securities account control agreement among (a) the Guarantor, (b) the Administrative Agent on behalf of the Secured Parties and (c) the depository bank or securities intermediary, and (ii) each “Irrevocable Payment Instruction” entered into among the Guarantor, the Administrative Agent and Goldman Sachs (or any replacement Eligible Institution), as securities intermediary, in each case as the same may be amended, supplemented or modified from time to time, and for the avoidance of doubt the term “Control Agreement” shall not include any deposit or securities account control agreement or irrevocable payment instruction that a Borrower, the Guarantor or any of its Subsidiaries may from time to time enter into with a swap counterparty and a depositary bank or securities intermediary for the purpose of holding collateral (together with, if applicable, interest and distributions thereon) in connection with any Swap Agreement.

“Controlled Group” means: (a) the controlled group of corporations as defined in Section 414(b) of the Internal Revenue Code; or (b) the group of trades or businesses under common control as defined in Section 414(c) of the Internal Revenue Code, in each case of which the applicable Credit Party is a member or may become a member.

~~“Conversion Date” means any LIBOR Rate Conversion Date or Alternate Base Rate Conversion Date, as applicable.~~

“Conversion Notice” is defined in Section 2.3(i).

“Convert,” “Conversion,” and “Converted” shall refer to a conversion pursuant to Section 2.3(i) or Section 4 of one Type of Loan into another Type of Loan.

~~“Corresponding Tenor “ with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.~~

“Credit Agreement” means this Revolving Credit Agreement, of which this Section 1.1 forms a part, together with all amendments, modifications and restatements hereof, and schedules, exhibits, supplements and attachments hereto.

“Credit Facility” means the Loans and Letters of Credit provided to the Borrowers by the Lenders or the Letter of Credit Issuer under the terms and conditions of this Credit Agreement.

“Credit Link Documents” means such financial information and documents as may be requested by the Administrative Agent in its reasonable discretion, to reflect and connect the relevant or appropriate credit link or credit support of a Sponsor, Credit Provider or Responsible Party, as applicable, to the obligations of the applicable Investor to make Investor Capital Contributions, which may include a written guaranty or such other acceptable instrument determined by the Administrative Agent in its reasonable discretion as to whether the applicable

Investor satisfies the Applicable Requirements to be a Rated Included Investor based on the Rating or other credit standard of its Sponsor, Credit Provider or Responsible Party, as applicable.

“Credit Party” means any Borrower or the Guarantor. “Credit Parties” means, where the context requires, all of the Borrowers and the Guarantor, collectively.

“Credit Provider” means a Person providing a guaranty, or other credit support, in form and substance reasonably acceptable to the Administrative Agent, of the obligations of an Included Investor to make Investor Capital Contributions.

“Current Party” is defined in Section 12.12.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt Limitations” means the limitations set forth in Section 9.11.

“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights, remedies, or recourse of creditors generally, including, without limitation, the United States Bankruptcy Code and all amendments thereto, as are in effect from time to time during the term of the Loans.

“Default” means any condition, act or event which, with the giving of notice or lapse of time or both, would become an Event of Default.

“Default Rate” means on any day a per annum rate of interest equal to the lesser of: (a) the then applicable interest rate in effect on such day (i.e., either the Alternate Base Rate or ~~the~~ Adjusted ~~LIBOR Rate~~Term SOFR) for such item bearing interest, plus two percent (2.00%) or, if there is not a then applicable interest rate in effect on such day for such item the Alternate Base Rate in effect on such day, plus two percent (2.00%); or (b) the Maximum Rate.

“Defaulting Lender” means any Lender that has failed or refused to perform its obligations hereunder, including: (a) has failed to timely make its Lender Pro Rata Share (immediately prior to becoming a Defaulting Lender) of any advance required to be made in respect of Loans as contemplated by Section 2.3(f) or Letters of Credit pursuant to Section 2.8(d), or otherwise within two (2) Business Days of the date such Loans or Letters of Credit were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied; (b) has otherwise failed to pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute; (c) has been deemed insolvent or become the subject of a proceeding under Debtor Relief Laws; (d) has notified the Borrowers, any Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Credit Agreement or has made a public statement that it does not intend to comply with its funding obligations under this Credit Agreement or generally under credit agreements substantially similar to this Credit Agreement (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder or a loan under any such other credit agreement and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); or (e) has, or has a direct or indirect parent company that has (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (e), and of the effective date of such status, above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 12.12) upon delivery of written notice of such determination to the Credit Parties and each other Lender.

“Designated Investor” means an Included Investor that is not a Rated Included Investor, a Non-Rated Included Investor or a PWM Investor, which is a Designated Investor for the purposes hereof (as may be determined by the Administrative Agent and the Required Lenders).

“Distribution” is defined in Section 9.10.

“Dollars” and the sign “$” mean lawful currency of the United States of America.

~~“Early Opt-in Election” means, if the then-current Benchmark is the LIBOR Rate, the occurrence of:~~

~~(1) a notification by the Administrative Agent to (or the request by the Borrowers to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and~~

~~(2) the joint election by the Administrative Agent and the Borrowers to trigger a fallback from the LIBOR Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.~~

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means: (a) a Lender or (b) any other Person which has a short-term unsecured debt rating of at least P-1 from Moody’s or at least A-1 from S&P (or (x) if such Person has a rating from one of Moody’s or S&P that is not P-1 or A- 1, as applicable, it has a short-term unsecured debt rating of at least F-1 from Fitch Ratings, Inc. or (y) such lower ratings as may be approved in writing by the Borrowers and the Administrative Agent) and is approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) and, unless an Event of Default exists at the time any assignment is effected, the Borrowers (such approval not to be unreasonably withheld or delayed and such approval to be deemed given by the Borrowers if no objection is received by the assigning Lender and the Administrative Agent from the Borrowers within ten (10) Business Days after notice of such proposed assignment has been delivered by the assigning Lender to the Borrowers); provided that (i) no Borrower nor any Affiliate of a Borrower shall qualify as an Eligible Assignee, and (ii) in each case, the Eligible Assignee shall be a Qualified Purchaser.

“Eligible Institution” means (i) HSBC and its Affiliates; (ii) any depository institution, organized under the laws of the United States or any state, having capital and surplus in excess of $200,000,000, the deposits of which are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by Applicable Law and which is subject to supervision and examination by federal or state banking authorities; provided that such institution also must have a short-term unsecured debt rating of at least P-1 from Moody’s and at least A-1 from S&P (or otherwise approved by the Administrative Agent in its sole discretion) and (iii) Goldman Sachs & Co. LLC, or other securities intermediaries, for so long as Goldman Sachs & Co. LLC, or such other securities intermediary has at least two of the following short-term unsecured debt ratings: P-2 or higher from Moody’s, A-2 or higher from S&P and F2 or higher from Fitch. If such depository institution publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

“ERISA Investor” means an Investor that is: (a) an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Title I of ERISA; (b) any “plan” defined in and subject to Section 4975 of the Internal Revenue Code; (c) a group trust, as described in Revenue Ruling 81-100 as updated or amended from time to time; or (d) any other entity or account whose assets are deemed to include the assets of one or more such employee benefit plans subject to Title I of ERISA or plans subject to Section 4975 of the Internal Revenue Code, as determined under the Plan Asset Regulations.

“Erroneous Payment” has the meaning assigned to it in Section 11.12(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 11.12(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 11.12(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 11.12(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 11.12(d).

“ Escrow Agent” means an institution selected by a Borrower or the Guarantor and reasonably acceptable to the Administrative Agent, to serve as escrow agent for all purposes under the Loan Documents and any successor thereto in such capacity.

“Escrow Agreement” means the Escrow Agreement, dated as of February 22, 2018, among the Guarantor, the Administrative Agent and the Escrow Agent, as amended, restated, supplemented or otherwise modified from time to time.

“EU Bail-In Legislation Schedule” means the EU Bail- In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” is defined in Section 10.1.

“Excluded Investor” is defined in Section 2.1(d).

“Excluded Proceeds” is defined in Section 5.1(a)(v).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on

Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means, at any time, that certain letter agreement or letter agreements between (i) the Administrative Agent and/or the Lenders (or any of them) and (ii) the Primary Borrower, in any case, as in effect at such time..

“Filings” means (a) UCC financing statements, UCC financing statement amendments and UCC financing statement terminations, as applicable; and (b) the substantial equivalent as reasonably determined to be necessary by the Administrative Agent in any other jurisdiction in which any Borrower or Guarantor may be formed.

“Fitch” means Fitch Ratings, Inc., and any successor thereto.

~~“Floor” means the benchmark rate floor provided in this Credit Agreement initially (as of the execution of this Credit Agreement, the modification, amendment or renewal of this Credit Agreement or otherwise) with respect to the LIBOR Rate.~~

“Foreign Lender” means a Lender that is not a U.S. Person.

“Full Repayment Capital Call” has the meaning specified in Section 10.5(b).

“Funding Ratio” means (a) for a Governmental Plan Investor, the actuarial present value of the assets of the plan over the actuarial present value of the plan’s total benefit liabilities, as reported in such plan’s most recent audited financial statements; and (b) for an ERISA Investor: (i) for plan years prior to 2008, the gateway percentage or funded current liability percentage reported on Schedule B to the Form 5500; and (ii) for plan years 2008 and later, the funding target attainment percentage reported on Schedule SB to the Form 5500 or the funded percentage for monitoring plan’s status reported on Schedule MB to the Form 5500, as applicable, as reported on the most recently filed Form 5500 by such ERISA Investor with the United States Department of Labor.

“Generally Accepted Accounting Principles” means those generally accepted accounting principles and practices as in effect from time to time that are recognized as such by the American Institute of Certified Public Accountants or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof, and that are consistently applied in all material respects for all periods, after the date hereof, so as to properly reflect the financial position of the applicable Person except as disclosed in connection with such financial statements, except that any accounting principle or practice required to be changed by the Financial Accounting Standards Board (or other appropriate Board or committee of the said Board) in order to continue as a generally accepted accounting principle or practice may be so changed.

“Goldman Sachs” means Goldman Sachs & Co. LLC, a New York limited liability company, together with The Goldman Sachs Group, Inc., a Delaware corporation.

“Good Standing” means, at any time the same is determined, (a) with respect to any Investor, such Investor is in compliance in all material respects with its obligations (without

“Indemnitee” is defined in Section 12.5(b).

“Institutional Investor” means any Investor other than (a) a PWM Investor, or (b) any Person (unless such Person is a PWM Investor) that is a full time employee of Goldman Sachs or any Subsidiary thereof or any spouse or entity that is an Affiliate of such full time employee.

“Interest Option” means the ~~LIBOR Rate~~SOFR or the Alternate Base Rate.

“Interest Payment Date” means~~,~~: (a) with respect to any Alternate Base Rate Loan, the last day of the applicable Interest Period for all interest accruing during such Interest Period; ~~or~~ (b) as to any SOFR Loan, the last day of each Interest Period therefor; (c) the date of any prepayment of any Loan made hereunder, as to the amount prepaid; and (d) the Maturity Date.

“Interest Period” means, ~~(a) with respect to any Loan funded as an Alternate Base Rate Loan, (i) initially~~as to any Borrowing, the period commencing on ~~(and including) the date of the initial funding of such Loan and ending on (and including) the last day of the calendar month in which such Loan was funded and (ii) thereafter, each period commencing on (and including) the first day after the last day of the immediately preceding Interest Period for such Loan, and ending on (and including) the last day of the current calendar month; and (b) with respect to any Loan funded as a LIBOR Rate Loan, the period commencing on (and including) the date of the initial funding of such Loan and ending on (but excluding) the corresponding date one month, two months, three months or such other interest period consented to by the applicable Lender in its sole discretion, as designated by the applicable Borrower(s)~~the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one month thereafter (in each case, subject to the availability thereof), as specified in the applicable Request for Borrowing; provided that~~:(A)~~ (i) if any Interest Period ~~with respect to any Loan which~~ would ~~otherwise~~ end on a day ~~which is not~~other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day~~; provided, however, that if interest in respect of such Interest Period is computed by reference to the LIBOR Rate, and such Interest Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same~~ unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month ~~as such day,~~of such Interest Period) shall end on the ~~next preceding Business Day; and(B) in the case of any Interest Period for any Loan which commences before the Maturity Date and would otherwise end on a date occurring after the Maturity Date, such Interest Period shall end on (but exclude) such Maturity Date, and the duration of each Interest Period which commences on or after the Maturity Date shall be of such duration as shall be selected by the applicable Lender in its sole discretion.~~last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 4.8(d) shall be available for specification in such Request for Borrowing. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.

“Investor Returned Capital Condition” means the delivery to the Administrative Agent by a Borrower of (i) an updated Borrowing Base Certificate which sets out the amount of Investor Returned Capital which was distributed to each Investor and in which such Borrower certifies that such funds were returned to such Investor and may be subject to a future Investor Capital Call, and (ii) a copy of the form of the distribution notice that was provided to the Investors in connection with such Investor Returned Capital, which form shall (if required by the Guarantor’s Governing Documents) indicate to the Investors that such Investor Returned Capital is recallable and may be subject to a future Investor Capital Call.

“IPO” has the meaning set forth in the Governing Documents.

~~“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.~~

“KYC Compliant” means any Person who has satisfied all requests for information from the Lenders for “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies and who would not result in any Lender being non-compliant with any such rules and regulations and related policies were such Person to enter into a banking relationship with such Lender, including any information required to be obtained by any Lender pursuant to the Beneficial Ownership Regulation.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, decrees, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means (a) HSBC in its capacity as lender and, to the extent applicable, any assignee thereof pursuant to Section 12.11(d), and (b) each other lender that becomes party to this Credit Agreement in accordance with the terms hereof. “Lenders” means, where the context requires, all Lenders, collectively.

“Lender Joinder Agreement” means an agreement substantially in the form of Exhibit O, pursuant to which a new Lender joins the Credit Facility as contemplated by Section 12.11(i).

“Lender Party” is defined in Section 11.1.

“Lender Pro Rata Share” means, with respect to each Lender, the percentage obtained from the fraction: (a) (i) the numerator of which is the Commitment of such Lender; and (ii) the denominator of which is the aggregate Commitments of all Lenders; or (b) in the event the Commitments of all Lenders have been terminated: (i) the numerator of which is the Principal Obligations (or, if no Principal Obligations are outstanding, the Obligations) outstanding of such Lender; and (ii) the denominator of which is the aggregate of the Principal Obligations (or if no Principal Obligations are outstanding, the Obligations) of all Lenders.

“Lending Office” is defined in Section 3.7.

“Letter of Credit” means any letter of credit issued by the Letter of Credit Issuer pursuant to Section 2.8 either as originally issued or as the same may, from time to time, be amended or otherwise modified or extended.

“Letter of Credit Application” means an application, in the form specified or accepted by the Letter of Credit Issuer from time to time and customarily used by such Letter of Credit Issuer in similar circumstances, requesting the Letter of Credit Issuer issue a Letter of Credit.

“Letter of Credit Issuer” means HSBC or any Affiliate thereof or any Lender or Affiliate of such Lender so designated, and which accepts such designation, by the Administrative Agent and approved by the Borrower.

“Letter of Credit Liability” means the sum of (x) aggregate amount of the undrawn stated amount of all outstanding Letters of Credit plus (y) the amount drawn under Letters of Credit for which the Letter of Credit Issuer and the Lenders, or any one or more of them, have not yet received payment or reimbursement (in the form of a conversion of such liability to Loans, or otherwise) as required pursuant to Section 2.8.

“Letter of Credit Sublimit” means, at any time, an amount equal to twenty- five percent (25%) of the Available Commitment at such time. The Letter of Credit Sublimit is a part of, and not in addition to, the Maximum Commitment.

~~“LIBOR Rate” means, for any Interest Period and any LIBOR Rate Loan, an interest rate per annum (expressed as a decimal and rounded upwards, if necessary, to the nearest one hundredth of a percentage point) equal to the offered rate per annum for deposits for such Interest Period as of 11:00 a.m., London time, two (2) Business Days before the first day of such Interest Period, that appears on the display designated as “Reuters Screen LIBOR01” on the Reuters Service (or such other page as may replace “Reuters Screen LIBOR01” on that service for the purpose of displaying London interbank offered rates of major banks) (the “LIBOR Screen Rate”); provided that if such rate is not available on any date when the LIBOR Rate is to be determined, then the rate shall be an interest rate per annum determined by the Administrative Agent equal to the rate at which it would offer deposits to prime banks in the London interbank market for a period equal to such Interest Period at or about 11:00 a.m. (London time) on the second Business Day before (and for value on) the first day of such Interest Period and, to the extent applicable, as set forth in Section 1.7. If the calculation of the LIBOR Rate results in a LIBOR Rate of less than zero (0), the LIBOR Rate shall be deemed to be zero (0) for all purposes of this Credit Agreement~~.

~~“LIBOR Rate Conversion Date” is defined in Section 2.3(i).~~

~~“LIBOR Rate Loan” means a Loan that bears interest at a rate based on the LIBOR Rate (or, if applicable, Benchmark Replacement).~~

~~“LIBOR Reserve Requirement” means, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against “Eurocurrency liabilities” (as such term is used in Regulation D). The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Requirement. Each determination by the Administrative Agent of the LIBOR Reserve Requirement shall, in the absence of manifest error, be conclusive and binding.~~

~~“LIBOR Screen Rate” has the meaning specified in the definition of “LIBOR Rate”, contained in this Section 1.1.~~

“Lien” means any lien, mortgage, assignment by way of security, security interest, charge, tax lien, pledge, encumbrance, or conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of indebtedness, whether arising by agreement or under common law, any statute, law, contract, or otherwise.

“Loan Deficit” is defined in Section 2.3(f).

“Loan Documents” means this Credit Agreement, the Notes (including any renewals, extensions, re-issuances and refundings thereof), each of the Collateral Documents, each Assignment and Acceptance Agreement, each Borrower Guaranty, each Lender Joinder Agreement, the Fee Letter, each Letter of Credit Application, each Letter of Credit and such other agreements and documents, and any amendments or supplements thereto or modifications thereof, executed or delivered pursuant to the terms of this Credit Agreement or any of the other Loan Documents and any additional documents delivered by a Credit Party to the Administrative Agent in connection with any such amendment, supplement or modification that the parties thereto agree shall constitute a “Loan Document” hereunder.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to the terms and conditions of this Credit Agreement (and certain other related amounts to be treated as Loans pursuant to Section 2.8(e), Section 2.9(e) and Section 3.3(c)).

“Margin Stock” has the meaning assigned thereto in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the rights of, or benefits available to, the Secured Parties under the Loan Documents taken as a whole, (b) the Credit Parties’ ability to pay the Obligations when due in accordance with the terms of the Loan Documents, (c) the Credit Parties’ ability to perform their material obligations under the Loan Documents taken as a whole, (d) the legality, validity, binding effect or enforceability of the Loan Documents taken as a whole, (e) the ability of the Guarantor to make calls for Investor Capital Contributions under the Guarantor’s Governing Documents, or (f) the obligations of the Investors to make Investor Capital Contributions under the Guarantor’s Governing Documents with respect to their Unfunded Capital Commitments, taken as a whole.

“Material Amendment” is defined in Section 9.4.

Guarantor or any of their respective Subsidiaries, to any Lender or any of its Subsidiaries, in its capacity as a counterparty of such Borrower, the Guarantor, or any Borrower’s Subsidiary or the Guarantor’s Subsidiary, under any Swap Agreement, shall not be deemed “Obligations” hereunder.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

“OFAC Regulations” means the regulations promulgated by OFAC, as amended from time to time.

“Operating Company” means an “operating company” within the meaning of 29 C.F.R. §2510.3-101(c) of the Plan Asset Regulations.

“Operating Company Opinion” means a favorable opinion of counsel regarding the status of a Borrower or the Guarantor as an Operating Company.

“Other Claims” is defined in Section 5.5.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 12.12(a)).

“Participant” is defined in Section 12.11(b).

“Participant Register” is defined in Section 12.11(b).

“Patriot Act” is defined in Section 12.18.

“Payment Recipient” has the meaning assigned to it in Section 11.12(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pending Capital Call” means any Investor Capital Call that has been made upon the Investors and that has not yet been (i) cancelled or withdrawn or (ii) funded by the applicable Investor, but with respect to which such Investor is not in default under the terms of the Guarantor’s Governing Documents beyond any applicable notice and cure period specified therein.

“PWM Investor” means an Investor that is a high net worth individual or an entity beneficially owned by, controlled by, or otherwise associated with, a high net worth individual, including a “family office”.

“Qualified Borrower” is defined in Section 2.9(a).

“Qualified Borrower Letter of Credit Note” is defined in Section 2.9.

“Qualified Borrower Notes” means the Qualified Borrower Promissory Notes and the Qualified Borrower Letter of Credit Notes, and “Qualified Borrower Note” means any one of them, as such note may be amended, restated, reissued, extended or modified.

“Qualified Borrower Promissory Note” is defined in Section 2.9(d).

“Qualified Purchaser” means a “qualified purchaser” within the meaning of Section 2(a)(51) of the Investment Company Act and the rules and regulations promulgated thereunder, as amended to the date hereof and from time to time hereafter, and any successor act.

“Rated Included Investor” means any Institutional Investor that satisfies the Applicable Requirement and has been approved by the Administrative Agent in its reasonable discretion (but once approved, such approval may not be withdrawn except, for the avoidance of doubt, if such Investor becomes subject to an Exclusion Event).

“Rating” means, for any Person, its senior unsecured debt rating (or, if a senior unsecured debt rating is not available, the equivalent thereof, such as, but not limited to, a corporate credit rating, issuer rating/insurance financial strength rating (for an insurance company), general obligation rating or credit enhancement program (for a governmental entity), or revenue bond rating (for an educational institution or a governmental entity)) from S&P or Moody’s.

“Recallable Capital” means, for any Investor, at any time, any amounts distributed to such Investor that are subject to recall as a Capital Contribution pursuant to the Guarantor’s Governing Documents.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Letter of Credit Issuer, as applicable.

~~“Reference Time” with respect to any setting of the then- current Benchmark means (1) if such Benchmark is the LIBOR Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not the LIBOR Rate, the time determined by the Administrative Agent in its reasonable discretion.~~

“Register” is defined in Section 12.11(h).

“Regulation D,” “Regulation T,” “Regulation U”, “Regulation W” and “Regulation X” means Regulation D, T, U, W or X, as the case may be, of the Board of Governors of the Federal Reserve System, from time to time in effect, and shall include any successor or other regulation relating to reserve requirements or margin requirements, as the case may be, applicable to member banks of the Federal Reserve System.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Materials into the environment, including the movement of any Hazardous Material through or in the air, soil, surface water or groundwater.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Reliance Letter” means, with respect to any opinion, an executed letter from the issuer of such opinion to the Secured Parties providing that the Secured Parties are permitted to rely on such opinion as if such opinion was addressed to them.

“Request for Borrowing” is defined in Section 2.3(a).

“Request for Letter of Credit” is defined in Section 2.8(b).

“Required Lenders” means, at any time: (a) two or more unaffiliated Lenders (other than Defaulting Lenders) holding an aggregate of more than fifty percent (50%) of the aggregate Commitments of all Lenders (other than Defaulting Lenders); or (b) at any time that the Maximum Commitment is zero (0), two or more unaffiliated Lenders (other than Defaulting Lenders) who hold an aggregate of more than fifty percent (50%) of the Principal Obligations outstanding and payable to all Lenders (other than Defaulting Lenders) at such time.

“Required Payment Time” means in immediately available funds, as follows: (i) promptly, and in any event within two (2) Business Days to the extent such funds are available in the Collateral Accounts and not intended to be used for Anticipated Expenses (so long as after giving effect to the reduction of such amounts for Anticipated Expenses, the sum of the Collateral that remains available in the Collateral Accounts and the aggregate Unfunded Capital Commitments is equal to or in excess of 175% of the Obligations outstanding at such time (except as otherwise consented to by the Administrative Agent in its sole discretion)) or (ii) to the extent such funds (other than funds intended to be used for Anticipated Expenses) are not available in the Collateral Accounts, within five (5) Business Days; provided, however, that if at any time prior to or during such five (5) Business Day period under clause (ii) above, the Guarantor makes an Investor Capital Call, then such payment shall be made within ten (10) Business Days of the end of such two (2) Business Day period specified in clause (i) above (the “Prepayment Period”) and the Primary Borrower agrees that it shall apply such funds for repayment immediately after the Investor Capital Contributions relating to such Investor Capital Calls are received.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means any personnel of the Investment Manager who is involved in the administration of the Credit Agreement, in each case listed on Schedule III hereto, and his or her functional successors.

“Responsible Party” means, for any Governmental Plan Investor: (a) if the state under which the Governmental Plan Investor operates is obligated to fund the Governmental Plan Investor and is liable to fund any shortfalls, the state; and (b) otherwise, the Governmental Plan Investor itself.

“Rollover” means the renewal of all or any part of any ~~LIBOR Rate~~SOFR Loan upon the expiration of the Interest Period with respect thereto, pursuant to Section 2.3.

“Rollover Notice” is defined in Section 2.3(h).

“S&P” means S&P Global Ratings and any successor thereto.

“Sanctioned Country” means any country or territory that is, or whose government is, the subject of comprehensive sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury (currently, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN- List/Pages/default.aspx, or as otherwise published from time to time (and any comparable list negotiated by the U.S. Department of State, the United Nations Security Council or the European Union), or any Person owned or controlled by such Person, (b) a person named on the Consolidated List of Financial Sanctions Targets maintained by Her Majesty’s Treasury, or any Person owned or controlled by such Person; or (c) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a Person located, organized or resident in a Sanctioned Country.

“Sanctions” means any economic or financial sanctions or trade embargoes (or similar measures) imposed, administered or enforced from time to time by (a) the United States of America (including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), (b) the United Nations Security Council, (c) the European Union or any member state thereof, (d) Her Majesty’s Treasury of the United Kingdom, or (e) any other governmental authority having jurisdiction over any Credit Party or any of their Affiliates.

“Secured Parties” means, collectively, the Lenders and Agents, and “Secured Party” means any of the foregoing.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Security Agreement” means a security agreement, substantially in the form of Exhibit C hereto, made by the Guarantor, pursuant to which they charge, pledge and, as the case may be, assign by way of security or otherwise create a first priority, security interest and Lien in and on the Collateral described therein in favor of the Administrative Agent (for the benefit of the Secured Parties) (subject to Permitted Liens), as the same may be amended, restated, modified or supplemented from time to time.

“Side Letter” means any side letter executed by an Investor with the Guarantor with respect to such Investor’s rights and/or obligations under its Subscription Agreement or Guarantor’s Governing Documents, as amended, restated, supplemented or otherwise modified from time to time.

“SOFR” means~~, with respect to any Business Day,~~ a rate ~~per annum~~ equal to the secured overnight financing rate ~~for such Business Day published~~as administered by the SOFR Administrator ~~on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.~~.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR ~~Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.~~Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (i) of the definition of “Alternate Base Rate”.

“Solvent” means, with respect to (a) the Primary Borrower and (b) the Borrowers or the Guarantor taken together, in each case, as of any date of determination, that as of such date:

(a) the fair value of the assets and the Unfunded Capital Commitments of the Primary Borrower or the Credit Parties taken together, in each case, is greater than the total amount of liabilities, including contingent liabilities, of the Primary Borrower or the Credit Parties taken together, as applicable;

(b) the fair value of the assets and the Unfunded Capital Commitments of the Primary Borrower or the Credit Parties taken together, in each case, is not less than the amount that will be required to pay the probable liability of the Primary Borrower or the Credit Parties taken together, as applicable, on their debts as they become absolute and matured;

(c) the Primary Borrower or the Credit Parties taken together, in each case, do not intend to, and do not believe that they will, incur debts or liabilities beyond the ability of the Primary Borrower or the Credit Parties taken together, as applicable, to pay as such debts or liabilities become absolute and matured; and

(d) the Primary Borrower or the Credit Parties taken together, in each case, are not engaged in a business or transaction, and are not about to engage in a business or transaction, for which the assets and the Unfunded Capital Commitments of the Primary Borrower or the Credit Parties taken together, as applicable, would constitute unreasonably small capital.

For the purposes of this definition, the amount of contingent liabilities (such as litigation, guarantees, and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably expected to become an actual or matured liability.

“SOX” means Section 402 of the Sarbanes-Oxley Act of 2002 (codified as Section 13(k) of the Securities Exchange Act of 1934, as amended).

“SOX Insiders” means the directors and executive officers (or equivalent thereof) of the Primary Borrower or The Goldman Sachs Group, Inc. or any spouse thereof, in each case who, in the reasonable opinion of the Primary Borrower, constitutes “insiders” of the Primary Borrower or The Goldman Sachs Group, Inc. for purposes of SOX from time to time.

“Sponsor” means, (a) for any ERISA Investor, a sponsor as that term is understood under ERISA, specifically, the entity that established the plan and is responsible for the maintenance of the plan and, in the case of a plan that has a sponsor and participating employers, the entity that has the ability to amend or terminate the plan, and (b) for any Endowment Fund Investor, the state chartered, “not-for-profit” university or college that has established such fund for its exclusive use and benefit. As used herein, the term “not-for-profit” means an entity formed not for pecuniary profit or financial gain and for which no part of its assets, income or profit is distributable to, or inures to the benefit of, its members, directors or officers.

“Stated Maturity Date” means February ~~18, 2022,~~17, 2023, subject to the Borrowers’ extension of such date under Section 2.13.

“Structuring Fee” has the meaning set forth in the Fee Letter.

“Subscription Agreement” means with respect to any Investor, the “Subscription Agreement” (as defined in the Guarantor’s Governing Documents) of such Investor substantially in the form attached as Exhibit K hereto (or otherwise reasonably acceptable to the Administrative Agent), as amended, amended and restated, supplemented or otherwise modified from time to time. “Subscription Agreements” means, where the context requires, all Subscription Agreements, collectively.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares or other interests having ordinary voting power for the election of the board of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Supermajority Lenders” means, at any time: (a) the Administrative Agent and either (b) two or more unaffiliated Lenders (other than the Defaulting Lenders) holding an aggregate of more than sixty-six and two thirds percent (66 2/3%) of the aggregate Commitments of all Lenders (excluding the Commitments of any Defaulting Lenders); or (c) at any time that the aggregate Commitments are equal to zero (0), two or more unaffiliated Lenders (other than the Defaulting Lenders) who hold an aggregate of more than sixty-six and two thirds percent (66 2/3%) of the Principal Obligations outstanding to all Lenders (other than Defaulting Lenders) at such time.

“Swap Agreements” means any swap, cap, collar, forward transaction, derivatives contemplated by the confidential private placement memoranda of the Primary Borrower, the Guarantor or any arrangement similar to any of the foregoing, or any combination of any of the foregoing, entered into by a Borrower or the Guarantor or one of their respective Subsidiaries on market terms (which may include the granting of a security interest and/or the posting of collateral) relating to currency exchange rates, interest rates, the value of publicly traded equities, private equities, debt securities or other credits (whether single, a group or an index) or otherwise.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, for ~~the applicable Corresponding Tenor as of the applicable Reference Time, the forward- looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.~~any calculation with respect to a Loan, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Term SOFR Adjustment “ means, for any calculation with respect to a SOFR Loan, a percentage per annum as set forth below for the applicable Type of Loan and (if applicable) Interest Period therefor:

SOFR Loans:

Interest Period	Percentage
One month	0.10%

“Term SOFR Administrator “ means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Bank in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Threshold Amount” means $25,000,000.

“Transfer” means to assign, convey, exchange, sell, transfer or otherwise dispose.

“Type of Loan” means an Alternate Base Rate Loan or a ~~LIBOR Rate~~SOFR Loan.

“UCC” means the Uniform Commercial Code as adopted in the State of New York and any other state from time to time, which governs creation or perfection (and the effect thereof) of security interests in any Collateral.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uncalled Capital Commitment” means, with respect to any Investor at any time, such Investor’s “Undrawn Commitment” (as defined in the Guarantor’s Governing Documents), including, without duplication, upon satisfaction of the Investor Returned Capital Condition only, Recallable Capital.

“Unfunded Capital Commitment” means, with respect to any Investor at any time, such Investor’s Uncalled Capital Commitment minus any portion of such Investor’s Uncalled Capital Commitment that is subject to a Pending Capital Call.

“Unused Commitment Fee Rate” has the meaning set forth in the Fee Letter.

“Unused Portion” is defined in Section 2.11.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“ U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” is defined in Section 4.1(f).

“Withholding Agent” means each Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of any UK Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Definitional Provisions.

(a) All terms defined in this Credit Agreement shall have the above-defined meanings when used in the Notes or any other Loan Documents or any certificate, report or other document made or delivered pursuant to this Credit Agreement, unless otherwise defined in such other document.

(b) Defined terms used in the singular shall import the plural and vice versa.

(c) The words “hereof”, “herein”, “hereunder”, and similar terms when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provisions of this Credit Agreement.

(d) “Including” and similar terms shall be deemed to be followed by “without limitation” unless in fact followed by “without limitation” or a similar term.

(e) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

1.3 Times of Day. Unless otherwise specified in the Loan Documents, time references are to time in the City of New York, New York.

1.4 Schedules and Exhibits, Sections. All references in this Credit Agreement to any Schedule or Exhibit hereto shall mean such Schedule or Exhibit, as applicable, as the same may be amended, amended and restated, supplemented, replaced or otherwise modified from time to time in accordance with the terms of this Credit Agreement. Each of the Schedules and Exhibits to this Credit Agreement may be modified from time to time as matters set forth in such Schedule or Exhibit, as applicable, are updated or modified in accordance with the terms of this Credit Agreement. All references in this Credit Agreement to any Section shall, unless the context requires otherwise, refer to Sections of this Credit Agreement.

1.5 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Constituent Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.6 Agency Provisions. Section 11 of this Credit Agreement and all references in this Credit Agreement to Section 11 (including all rights, interests, duties and obligations of the Administrative Agent in such capacity hereunder) shall only become effective on and after the date on which another Lender (other than HSBC) becomes party to this Credit Agreement in accordance with the terms hereof. Until such time, all references herein to the Administrative Agent and all related rights, interests, duties and obligations thereof shall be deemed to belong to and/or be a reference to HSBC, but in its capacity as the sole Lender hereunder; unless such reference to the Administrative Agent relates to the rights, interests, duties and obligations contained in Sections 2.1(d)(xii), 2.3, 2.13, 3, 4, 5 or 11, which, in such case, shall be deemed to belong to and/or be a reference to HSBC, solely in its capacity as the Administrative Agent.

1.7 Interest Rates. The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 4.8 provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept ~~any~~ responsibility for, and shall not have any liability ~~in respect of (a) the monitoring, determination or verification of the unavailability or cessation of the LIBOR Rate (or other applicable Benchmark), (b) the~~with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ~~the LIBOR Rate,~~Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates ~~referenced~~referred to in the definition thereof, or any alternative, ~~comparable or~~ successor or replacement rate ~~or adjustment~~ thereto (including any ~~then-current Benchmark, any~~ Benchmark Replacement or any Benchmark ~~Replacement Adjustment~~), including whether the composition or characteristics of any such alternative, ~~comparable or~~ successor or replacement rate ~~or adjustment~~ (including any Benchmark Replacement ~~or any Benchmark~~ Replacement Adjustment) will be similar to, or produce the same value ~~of~~or economic equivalence of, ~~the LIBOR Rate, any other Benchmark or any Benchmark Replacement Adjustment, or (c~~or have the same volume or liquidity as, Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any ~~Benchmark Replacement~~ Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term

SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark including any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Credit Agreement, and except as a result of gross negligence, fraud or willful misconduct, shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 2. REVOLVING CREDIT LOANS

2.1 The Commitment.

(a) Committed Amount. Subject to the terms and conditions herein set forth, the Lenders agree, during the Commitment Period: (i) to extend to the Borrowers a revolving line of credit and (ii) to participate in Letters of Credit issued by the Letter of Credit Issuer for the account of the Borrowers, in each case in Dollars.

(b) Limitation on Borrowings and Re-borrowings. Except as provided in clause (c) below, the Lenders shall not be required to advance any Borrowing, Conversion or Rollover or cause the issuance or extension of any Letter of Credit hereunder if:

(i) after giving effect to such Borrowing, Conversion or Rollover or issuance or extension of such Letter of Credit, the Principal Obligations would exceed the Available Commitment; and/or

(ii) an Event of Default or, in the case of any Borrowing to the knowledge of the Administrative Agent or the actual knowledge of any Responsible Officer of any Credit Party, a Default exists.

(c) Exceptions to Limitations. Conversions to Alternate Base Rate Loans shall be permitted in the case of clauses (i) and (ii) of Section 2.1(b) above, in each case, unless the Administrative Agent has otherwise accelerated the Obligations or exercised other rights that terminate the Commitments under Section 10.2.

(d) Exclusion Events. If any of the following events (each, an “Exclusion Event”) shall occur with respect to any Included Investor (or, if applicable, the Sponsor, Responsible Party, or Credit Provider of such Included Investor), whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body (such Investor hereinafter referred to as an “Excluded Investor”), such Investor shall no longer be an Included Investor until such time as (x) in the case of any Institutional Investor, the Primary Borrower shall have committed to by the Borrowers or Guarantor prior to the date such mandatory prepayment was triggered.

2.2 Revolving Credit Commitment. On the terms set forth herein and subject to the applicable conditions set forth in Section 2.1(b) and Section 6, each Lender severally agrees, on any Business Day during the Commitment Period, to make Loans to the Borrowers at any time and from time to time in an aggregate principal amount at any one time outstanding equal to such Lender’s Commitment at any such time; provided that, after making any such Loan: (a) such Lender’s Lender Pro Rata Share of the Principal Obligations would not exceed such Lender’s Commitment; and (b) the Principal Obligations would not exceed the Available Commitment. Subject to the foregoing limitations, the applicable conditions set forth in Section 6 and the other terms and conditions hereof, the Borrowers may borrow, repay without penalty or premium, and re-borrow hereunder, during the Commitment Period. Each Borrowing pursuant to this Section 2.2 shall be funded ratably by each Lender in accordance with its Lender Pro Rata Share (but subject to Section 2.3(f)). No Lender shall be obligated to fund any Loan if the interest rate applicable thereto under Section 2.6(a) would exceed the Maximum Rate in effect with respect to such Loan.

2.3 Manner of Borrowing.

(a) Request for Borrowing. Each Borrowing hereunder shall be made by one or more Borrowers. The applicable Borrower(s) shall give the Administrative Agent notice by telephone, facsimile or electronic mail of the date of each requested Borrowing hereunder, which notice if by telephone shall be confirmed in writing (a “Request for Borrowing”), substantially in the form of Exhibit E hereto, and which notice shall be effective upon receipt by the Administrative Agent. Each Request for Borrowing: (i) shall be furnished to the Administrative Agent no later than 11:00 a.m. (New York time) at least three (3) U.S. Government Securities Business Days prior to the requested date of the Borrowing with respect to a ~~LIBOR Rate~~SOFR Loan; (ii) shall be furnished to the Administrative Agent no later than 11:00 a.m. (New York time) on the requested date of the Borrowing with respect to an Alternate Base Rate Loan; and (iii) must specify: (A) the amount of such Borrowing; (B) the Interest Option; (C) the Interest Period for ~~LIBOR Rate~~SOFR Loans, if applicable; (D) the currency as Dollars; and (E) the date of such Borrowing, which shall be a Business Day. Any Request for Borrowing received by the Administrative Agent after 11:00 a.m. (New York time) in respect of a ~~LIBOR Rate~~SOFR Loan or 11:00 a.m. in respect of an Alternate Base Rate Loan shall be deemed to have been given by the applicable Borrower(s) on the next succeeding Business Day. Each Request for Borrowing submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 6.1 (with respect to the initial advance under this Credit Agreement), 6.2, and if applicable, 6.3 have been satisfied on and as of the date of the applicable Borrowing. No Request for Borrowing shall be valid hereunder for any purpose unless it shall have been accompanied or preceded by the information and other documents required to be delivered in accordance with this Section 2.3.

(h) Rollovers. No later than 11:00 a.m. (New York time) at least three (3) U.S. Government Securities Business Days prior to the termination of each Interest Period (other than the Interest Period ending on the Stated Maturity Date) related to a ~~LIBOR Rate~~SOFR Loan, the Borrower(s) shall give the Administrative Agent notice by telephone, facsimile or electronic mail, which notice if by telephone shall be confirmed in writing, substantially in the form of Exhibit F attached hereto (the “Rollover Notice”) whether it desires to renew such ~~LIBOR Rate~~SOFR Loan. The Rollover Notice shall also specify the length of the Interest Period selected by the Borrower(s) with respect to such Rollover. Each Rollover Notice shall be effective upon notification thereof to the Administrative Agent. Each Rollover Notice shall be irrevocable. If the applicable Borrower(s) fails to timely give the Administrative Agent the Rollover Notice with respect to any ~~LIBOR Rate~~SOFR Loan, such Borrower(s) shall be deemed to have elected to renew such Loan as a ~~LIBOR Rate~~SOFR Loan with an Interest Period of one (1) month commencing on the expiration of the preceding Interest Period.

(i) Conversions. The Borrower(s) shall have the right, with respect to: (i) any Alternate Base Rate Loan, on any Business Day (a “~~LIBOR Rate~~SOFR Conversion Date”), to convert such Alternate Base Rate Loan to a ~~LIBOR Rate~~SOFR Loan; and (ii) any ~~LIBOR Rate~~SOFR Loan, on any Business Day (an “Alternate Base Rate Conversion Date”) to convert such ~~LIBOR Rate~~SOFR Loan to an Alternate Base Rate Loan; provided that the Borrower(s) shall, on such Alternate Base Rate Conversion Date, make the payments required by Section 4.5, if any; in either case, by giving the Administrative Agent notice by telephone, facsimile or electronic mail, which notice if by telephone shall be confirmed in writing, substantially in the form of Exhibit F attached hereto (a “Conversion Notice”) of such selection no later than at least either (x) 11:00 a.m. (New York time) two (2) U.S. Government Securities Business Days prior to such ~~LIBOR Rate~~SOFR Conversion Date, or (y) 11:00 a.m. (New York time) on such Alternate Base Rate Conversion Date, as applicable. Each Conversion Notice shall be effective upon notification thereof to the Administrative Agent and shall be irrevocable.

(j) Tranches. Notwithstanding anything to the contrary contained herein, no more than ten (10) ~~LIBOR Rate~~SOFR Loans may be outstanding hereunder at any one time during the Commitment Period.

(k) Administrative Agent Notification of the Lenders. The Administrative Agent shall promptly notify each Lender (and will use good faith efforts to make such notification on the day such notice is timely received from the applicable Borrower(s)) of the receipt of a Request for Borrowing, a Conversion Notice or a Rollover Notice, the amount of the Borrowing and the amount of such Lender’s Lender Pro Rata Share of the applicable Loans, the date the Borrowing is to be made, the Interest Option selected, the Interest Period selected, if applicable, and the applicable rate of interest.

2.4 Minimum Loan Amounts. Each Loan shall be in an aggregate amount that is an integral multiple of $50,000 and not less than $250,000; provided that an Alternate Base Rate Loan may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of a Letter of Credit under Section 2.8(e).

2.5 Funding. Subject to the fulfillment of all applicable conditions set forth in Section 6 of this Credit Agreement, (a) by no later than 2:00 p.m. (New York time), on the date specified in the related Request for Borrowing as the borrowing date, each Lender shall wire the proceeds of its ratable share of each Borrowing to the Administrative Agent at the account designated in writing by the Administrative Agent, in immediately available funds, and (b) by no later than 3:00 p.m. (New York time), on such date, the Administrative Agent shall (i) if the account specified in the related Request for Borrowing is maintained with the Administrative Agent, deposit such proceeds, in immediately available funds, into such account, and otherwise, (ii) initiate a wire transfer of such proceeds to the account specified in the related Request for Borrowing. The failure of any Lender to advance the proceeds of its Lender Pro Rata Share of any Borrowing required to be advanced hereunder shall not relieve any other Lender of its obligation to advance the proceeds of its Lender Pro Rata Share of any Borrowing required to be advanced hereunder. Absent contrary written notice from a Lender, the Administrative Agent may assume that each Lender has made its Lender Pro Rata Share of the requested Borrowing available to the Administrative Agent on the applicable borrowing date, and the Administrative Agent may, in reliance upon such assumption (but is not required to), make available to the applicable Borrower(s) a corresponding amount. If a Lender fails to make its Lender Pro Rata Share of any requested Borrowing available to the Administrative Agent on the applicable borrowing date, then the Administrative Agent may recover the applicable amount on demand: (a) from such Lender, together with interest at the Federal Funds Rate for the period commencing on the date the amount was made available to the applicable Borrower(s) by the Administrative Agent and ending on (but excluding) the date the Administrative Agent recovers the amount from such Lender; or (b) if such Lender fails to pay such amount within three (3) Business Days of the Administrative Agent’s demand and the Non-Defaulting Lenders have not made such amount available pursuant to Section 2.3(f), then from the Borrowers by the Required Payment Time, together with interest at a rate per annum equal to the rate applicable to the requested Borrowing for the period commencing on the borrowing date and ending on (but excluding) the date the Administrative Agent recovers the amount from the Borrowers. The liabilities and obligations of each Lender hereunder shall be several and not joint, and neither the Administrative Agent nor any Lender shall be responsible for the performance by any other Lender of its obligations hereunder. Any payment by a Borrower shall be without prejudice to any claim any such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. Each Lender hereunder shall be liable to the Borrower(s) only for the amount of its respective Commitment.

2.6 Interest.

(a) Interest Rate. Each Loan funded by a Lender shall accrue interest at a rate per annum equal to: (i) with respect to ~~LIBOR Rate~~SOFR Loans, the Adjusted ~~LIBOR Rate~~Term SOFR for the applicable Interest Period plus the Applicable Margin and (ii) with respect to Alternate Base Rate Loans, the Alternate Base Rate in effect from day to day. At any time, each Loan shall have only one Interest Period and, where applicable, one Interest Option.

(b) Change in Rate; Past Due Amounts; Calculations of Interest. Each change in the rate of interest for any Borrowing consisting of Alternate Base Rate Loans shall become effective, without prior notice to the Credit Parties, automatically as of the opening of business of the Administrative Agent on the date of said change. Interest on the unpaid principal balance of (i) each ~~LIBOR Rate~~SOFR Loan and each Alternate Base Rate Loan (other than when the Alternate Base Rate is calculated based off of the Prime Rate) shall be calculated on the basis of the actual days elapsed in a year consisting of 360 days and (ii) each Alternate Base Rate Loan, only when the Alternate Base Rate is calculated based off the Prime Rate, shall be calculated on the basis of the actual days elapsed in a year consisting of 365 or 366 days, as the case may be. If any principal of, or interest on, the Obligations is not paid when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), then (in lieu of the interest rate provided in Section 2.6(a) above) all such overdue Obligations shall bear interest at the Default Rate. Interest shall accrue on each Loan from the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 3.4, bear interest for one day.

2.7 Determination of Rate and Billing. The Administrative Agent shall calculate each interest rate applicable to the ~~LIBOR Rate~~SOFR Loans and Alternate Base Rate Loans hereunder in accordance with the terms of this Credit Agreement. The Administrative Agent shall give prompt notice to the Borrowers and to the Lenders of each rate of interest so determined, and the determination thereof shall be conclusive and binding in the absence of manifest error. The Administrative Agent will bill the Borrowers on behalf of all Lenders with respect to interest on the Loans.

2.8 Letters of Credit.

(a) Letter of Credit Commitment. Subject to the terms and conditions hereof, on any Business Day during the Commitment Period, the Letter of Credit Issuer shall issue such Letters of Credit in Dollars and in such aggregate face amounts as the Borrowers may request; provided that: (i) on the date of issuance, the Principal Obligations (after giving effect to the issuance of any such Letter of Credit) will not exceed the Available Commitment; (ii) the Letter of Credit Liability will not exceed the Letter of Credit Sublimit; (iii) each Letter of Credit shall be in a minimum amount of $100,000 (or such lesser amount as the Administrative Agent and Letter of Credit Issuer agree in writing); (iv) the expiry date of the Letter of Credit shall not be later than (A) twelve (12) months after the date of issuance (subject to automatic renewal for additional one year periods pursuant to the terms of the Letter of Credit Application or other documentation reasonably acceptable to the Letter of Credit Issuer) with the Letter of Credit Issuer’s consent, in its sole discretion, or (B) thirty (30) days prior to the Stated Maturity Date, or, if the Borrowers comply with Section 2.8(i), within one (1) year after the Stated Maturity Date; (v) each Letter of Credit shall be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Application or as determined such Borrowing is held in escrow pursuant to the terms of any escrow arrangement or agreement. When a Borrowing is disbursed by wire transfer pursuant to instructions received from the Borrower(s) in accordance with the related Request for Borrowing, then such Borrowing shall be considered made at the time of the transmission of the wire, rather than the time of receipt thereof by the receiving bank. With regard to the repayment of the Loans, interest shall continue to accrue on any amount repaid until such time as the repayment has been received in federal or other immediately available funds by the Administrative Agent to the Administrative Agent’s account described in Section 3.4, or any other account of the Administrative Agent which the Administrative Agent designates in writing to the Borrowers. Interest shall be payable in the currency of the related Loan.

(b) Interest Payment Dates. Accrued and unpaid interest on the Obligations shall be due and payable in arrears (i) on each Interest Payment Date and (ii) subject to Section 10.5, at all times when an Event of Default has occurred and is continuing, at any time and from time to time following such default upon demand by the Administrative Agent. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(c) Direct Disbursement. With at least three (3) Business Days (or on the same Business Day for an Alternate Base Rate Loan or Alternate Base Rate Rollover) notice prior to any Interest Payment Date on which interest is payable hereunder by any Borrower, such Borrower may request in writing, within the limits of the Available Commitment and so long as each of the conditions specified in Section 6.2 and if applicable Section 6.3 (to the extent not previously satisfied at the time such Qualified Borrower initially becomes a Borrower) have been satisfied, that the Administrative Agent disburse to the Lenders and the Letter of Credit Issuer, in accordance with the terms hereof, in immediately available funds, an amount equal to the interest or fees due to them from such Borrower, which disbursement shall be deemed to be a Loan pursuant to Section 2.3. Such Loan shall be either: (i) a ~~LIBOR Rate~~SOFR Loan, if the applicable Lender can consolidate such Loan with an existing ~~LIBOR Rate~~SOFR Loan that is then subject to a Rollover; or (ii) an Alternate Base Rate Loan. Such Loan will not be subject to the minimum and multiple amount limitations in Section 2.4. If the Lenders or the Letter of Credit Issuer shall not have received on the date due, any payment of interest upon any Loan or any fee described herein, the Administrative Agent may, without prior notice to or the consent of the Credit Parties, following the expiration of all applicable notice and grace periods specified in Section 10.1(a), (b) or (c), as applicable, related to the payments of such amounts, within the limits of the Available Commitment, disburse to the Lenders or the Letter of Credit Issuer, in accordance with the terms hereof, in immediately available funds, an amount equal to any interest or fees due to them, which disbursement shall be deemed to be an Alternate Base Rate Loan pursuant to Section 2.3. After any such disbursement of funds as contemplated in this Section 3.3(c), the Administrative Agent shall promptly deliver written notice of such disbursement to the applicable Borrower(s); provided that the failure of the Administrative Agent to give such notice will not affect the validity of such disbursement.

3.4 Payments on the Obligations. All payments of principal of, and interest on, the Obligations under this Credit Agreement by the Credit Parties to or for the account of the Lenders, or any of them, shall be made without condition or deduction for any counterclaim, defense or recoupment by any Borrower for receipt by the Administrative Agent before 12:00 p.m. (New York time), on the due date therefor in federal or other immediately available funds to the Administrative Agent at account number 713011777 at HSBC Bank USA, National Association, ABA No. 021001088, account name “Loan Agency”, reference “Goldman Sachs Renewable Power Operating Company LLC” or any other account of the Administrative Agent that the Administrative Agent designates in writing to the Borrowers. Funds received after 12:00 p.m. (New York time) on the due date therefor shall be treated for all purposes as having been received by the Administrative Agent on the first Business Day next following receipt of such funds. Except as provided in the last sentence of this Section 3.4, each Lender shall be entitled to receive its ratable share of each payment of the Obligations received by the Administrative Agent hereunder for the account of the Lenders. Each payment received by the Administrative Agent hereunder for the account of a Lender shall be promptly distributed by the Administrative Agent to such Lender by 1:00 p.m. (New York time). If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in calculating interest or fees, as the case may be. The Administrative Agent and each Lender hereby agree that payments to the Administrative Agent by the Borrowers of principal of, and interest on, the Obligations to or for the account of the Lenders in accordance with the terms of the Credit Agreement, the Notes and the other Loan Documents shall constitute satisfaction of the Borrowers’ obligations with respect to any such payments, and the Administrative Agent shall indemnify, and each Lender shall hold harmless, the Borrowers from any claims asserted by any Lender in connection with the Administrative Agent’s duty to distribute and apportion such payments to the Lenders in accordance with this Section 3.4. Unless an Event of Default has occurred and is continuing, all payments made on the Obligations shall be credited as directed by the Borrowers. At all times when an Event of Default has occurred and is continuing, all payments made on the Obligations shall be credited, to the extent of the amount thereof, in the following manner: (a) first, against all costs, expenses and other fees (including attorneys’ fees) payable by any of the Credit Parties under the terms of the Loan Documents; (b) second, against the amount of interest accrued and unpaid on the Obligations as of the date of such payment; (c) third, against all principal due and owing on the Obligations as of the date of such payment; and (d) fourth, to all other amounts constituting any portion of the Obligations.

3.5 Voluntary Prepayments. Each Borrower may, upon notice to the Administrative Agent (which notice may be conditioned upon the occurrence of an event of financing so long as revocation of any such notice is provided to the Administrative Agent at least one (1) Business Day prior to the effective date of such prepayment and payment of all amounts due per Section 4.5), at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that: (a) such notice must be received by the Administrative Agent by no later than: (i) 11:00 a.m. two (2) U.S. Government Securities Business Days prior to any date of prepayment of ~~LIBOR Rate~~SOFR Loans denominated in Dollars and (ii) 11:00 a.m. on the date of prepayment of

4.2 Illegality. If any Lender reasonably determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make, maintain or fund Loans or other Obligations, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars or to determine or charge interest rates based upon ~~the LIBOR Rate~~SOFR, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Loans or the Obligations or to convert Loans accruing interest calculated by reference to ~~the LIBOR Rate~~SOFR to be Loans calculated by reference to the Alternate Base Rate (unless the Alternate Base Rate is also calculated off ~~the LIBOR Rate~~SOFR in accordance with the definition thereof), shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon the prepayment of any such Loans, the Borrowers shall also pay accrued interest on the amount so prepaid. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

4.3 Inability to Determine Rates. Other than with respect to a Benchmark Transition Event or an Early Opt-in Election, if the Administrative Agent determines, for any proposed Interest Period, that: (a) deposits are not being offered to banks in the applicable offshore market for such currency for the applicable amount and Interest Period of any ~~LIBOR Rate~~SOFR Loan; or (b) ~~the LIBOR Rate~~SOFR does not adequately or fairly reflect the cost to the Lenders of funding or maintaining any ~~LIBOR Rate~~SOFR Loan, then: (a) the Administrative Agent shall forthwith notify the Lenders and the Borrowers; and (b) while such circumstances exist, none of the Lenders shall allocate any Loans made during such period, or reallocate any Loans allocated to any then-existing Interest Period ending during such period, to an Interest Period with respect to which interest is calculated by reference to ~~the LIBOR Rate~~SOFR. If, with respect to any outstanding Interest Period, a Lender notifies the Administrative Agent that it is unable to obtain matching deposits in the London interbank market to fund its purchase or maintenance of such Loans or that ~~the LIBOR Rate~~SOFR applicable to such Loans will not adequately reflect the cost to the Person of funding or maintaining such Loans for such Interest Period, then: (i) the Administrative Agent shall forthwith so notify the Borrowers and the Lenders; and (ii) upon such notice and thereafter while such circumstances exist, the applicable Lender shall not make any ~~LIBOR Rate~~SOFR Loans during such period, or reallocate any Loans allocated to any Interest Period ending during such period, to an Interest Period with respect to which interest is calculated by reference to ~~the LIBOR Rate~~SOFR; provided that, (x) if the forgoing notice relates to Loans that are outstanding as ~~LIBOR Rate~~SOFR Loans, such Loans shall be Converted to Alternate Base Rate Loans only on the last day of the then-current Interest Period, and (y) upon receipt of such notice, the Borrowers may revoke any outstanding Requests for Borrowing.

4.4 Increased Cost and Capital Adequacy.

(a) Increased Costs Generally. If after the Closing Date (or with respect to a Person first becoming a Lender after the Closing Date, the later of (1) the Closing Date or the Letters of Credit issued by the Letter of Credit Issuer, to a level below that which such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Letter of Credit Issuer’s policies and the policies of such Lender’s or the Letter of Credit Issuer’s holding company with respect to capital adequacy) or causes an internal capital or liquidity charge or other imputed cost to be assessed upon such Lender or Letter of Credit Issuer, which in such party’s sole discretion is allocable to the Borrowers or to the transactions contemplated by this Credit Agreement, then from time to time upon written request of such Lender or such Letter of Credit Issuer, the Borrowers shall promptly pay to such Lender or the Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of an Affected Party (x) setting forth with reasonable supporting detail the amount or amounts necessary to compensate such Affected Party as specified in subsections (a) and (b) of this Section 4.4 and (y) with respect to any Lender that becomes a Lender after the Closing Date, such other information or support reasonably requested by the Borrower shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive absent manifest error. The agreements in this Section 4.4 shall survive the termination of this Credit Agreement and the payment of all amounts payable hereunder. The Borrower shall pay such Lender or the Letter of Credit Issuer, as the case may be,, the amount shown as due on any such certificate by the Required Payment Time.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Letter of Credit Issuer to demand compensation pursuant to this Section 4.4 shall not constitute a waiver of such Lender’s or the Letter of Credit Issuer’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Letter of Credit Issuer pursuant to this Section 4.4 for any increased costs incurred or reductions suffered more than one hundred and eighty (180) days prior to the date that such Lender or the Letter of Credit Issuer, as the case may be, notifies the Borrowers of such Lender’s or the Letter of Credit Issuer’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred and eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).

4.5 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly pay the Administrative Agent for the account of such Lender, such amount or amounts as shall compensate such Lender for, and hold such Lender harmless from, any loss, cost or expense incurred by such Lender in obtaining, liquidating or employing deposits or other funds from third parties as a result of (a) any failure or refusal of the Borrowers (for any reasons whatsoever other than a default by the Administrative Agent or any Lender) to accept a Loan after the Borrowers shall have requested such Loan under the Credit Agreement (whether pursuant to Section 2.3 or otherwise), (b) any prepayment or other payment of the principal of a ~~LIBOR Rate~~SOFR Loan on a day other than the last day of the Interest Period applicable to such Loan (whether pursuant to Section 2.1(e) or otherwise), (c) any other prepayment of a Loan that is (x) required pursuant to Section 2.1(e) or (y) not made in compliance with the provisions of the Credit Agreement, or (d) the failure of the Borrowers to make a prepayment of a Loan after giving notice under the Credit Agreement, that such prepayment will be made. Any such payments shall be made by the Required Payment Time.

4.6 Requests for Compensation.

(a) If requested by the Borrowers in connection with any demand for payment pursuant to this Section 4 (other than Section 4.1), a Lender or Letter of Credit Issuer shall provide to the Borrowers, with a copy to the Administrative Agent, a certificate setting forth in reasonable detail the basis for such demand, the amount required to be paid by the Borrowers to such Lender or Letter of Credit Issuer and the computations made by such Lender or Letter of Credit Issuer to determine such amount, such certificate to be conclusive and binding in the absence of manifest error. Any such amount payable by the Borrowers shall not be duplicative of any amounts (a) previously paid under this Section 4, or (b) included in the calculation of ~~LIBOR~~SOFR.

(b) Notwithstanding anything to the contrary in this Section 4 (other than Section 4.1), (i) no Lender or Letter of Credit Issuer shall be entitled to compensation under this Section 4 (other than Section 4.1), for any costs incurred or reductions suffered by such Lender or Letter of Credit Issuer (or its holding company) because of a Change in Law unless at such time such Lender or Letter of Credit Issuer (or its holding company) is acting in a similar manner with respect to its similarly-situated borrowers (it being understood that such claims between similarly situated borrowers may be different after consideration of facility pricing, structure, usage patterns, capital treatment and banking relationship).

4.7 Survival. All of the Borrowers’ obligations under this Section 4 shall survive and remain in full force and effect for a period of one hundred eighty (180) days after the expiration or termination of the Letters of Credit and the Commitments and the repayment of all other Obligations hereunder. Notwithstanding the foregoing, this Section 4.7 shall not apply with respect to amounts payable under Section 4.1.

4.8 Effect of Benchmark Transition Event.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event ~~or an Early Opt-in Election, as applicable,~~ and its related Benchmark Replacement Date have occurred prior ~~to the Reference Time in respect of~~ any setting of the then-current Benchmark, then~~,~~ (x) if a Benchmark Replacement is determined in accordance with clause (1~~) or (2~~) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document and (y)

if a Benchmark Replacement is determined in accordance with clause (~~3~~2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document~~,~~ so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from ~~the~~ Lenders comprising the Required Lenders.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent ~~and~~, in consultation with the Borrower, will have the right to make ~~Benchmark Replacement~~ Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such ~~Benchmark Replacement~~ Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the ~~Borrowers (or obtain the Borrowers’ consent if required by the terms of this Credit Agreement)~~Borrower and the Lenders of (i) the implementation of any ~~occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related~~ Benchmark Replacement ~~Date,~~and (ii) the ~~implementation of any Benchmark Replacement, (iii) the~~ effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement ~~Conforming Changes, (iv)~~. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to ~~clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period~~Section 4.8(d). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.8, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Cred~~i~~t Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.8.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR ~~or the LIBOR~~Reference Rate) and ~~either (A)~~ any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion ~~or (B) the regulatory supervisor for the administrator of such~~

~~Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative~~, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable ~~or non-representative~~ tenor and (ii) if a tenor that was removed pursuant to clause (i) above ~~either (A)~~ is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) ~~or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement)~~, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower~~s~~’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of ~~LIBOR Rate~~SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a ~~r~~Request for ~~a~~ Borrowing of or conversion to Alternate Base Rate Loans. During ~~any~~a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ~~the~~ Alternate Base Rate.

Section 5. SECURITY

5.1 Liens and Security Interest.

(a) Collateral. Subject to the terms of the applicable Collateral Documents, to secure the payment and performance of the Obligations hereunder, pursuant to a Collateral Account Pledge, a Security Agreement, the related financing statements and the other related documents, the Guarantor shall grant, and shall pledge and/or assign by way of security, to the Administrative Agent, for the benefit of each of the Secured Parties, as applicable, a first priority, security interest and Lien in and on its interests in the following, whether now owned or hereafter acquired or arising:

(i) any and all Unfunded Capital Commitments of the Investors, whether now or hereafter committed, including but not limited to the right to draw down Investor Capital Contributions on such Unfunded Capital Commitments from such Investors and to issue Investor Capital Calls with respect thereto;

(ii) to the extent relating to the Unfunded Capital Commitments of the Investors constituting Collateral in clause (i) above, (x) the Constituent Documents, (y) the Subscription Agreements and Side Letters, if any, of such Investors and (z) any and all guaranties of such Investors’ obligations under the Constituent Documents and Subscription Agreements including but not limited to, in each case of clauses (x), (y) and (z), any and all representations, warranties, covenants and other agreements of such Investors or guarantors contained therein, respective agents and counsel and all other amounts due the Secured Parties hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Secured Party, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any Secured Party in any such proceeding.

11.12 Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 11.12 and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Secured Party or any Person who has received funds on behalf of a Lender or Secured Party, agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Credit Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.12(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 11.12(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 11.12(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment

Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance Agreement with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Credit Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Credit Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Credit Agreement.

(ii) Subject to Section 11.12 (including any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 11.12 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making a payment of the Obligations.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including; without limitation any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 11.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 12. MISCELLANEOUS

12.1 Amendments. Except as may be otherwise provided in this Credit Agreement or any other Loan Document, neither this Credit Agreement (including the exhibits hereto) nor any other Loan Document to which any Credit Party is a party, nor any of the terms hereof or thereof, may be amended, waived, discharged or terminated, unless such amendment, waiver, discharge, or termination is in writing and signed by the Administrative Agent and the Required Lenders, on the one hand, and such Credit Party on the other hand; and, if the rights or duties of an Agent are affected thereby, by such Agent; provided that no such amendment, waiver, discharge, or termination shall, without the consent of: